WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR FISCAL FOURTH QUARTER AND FULL YEAR ENDED SEPTEMBER 30, 2023
Financial Highlights
•Eclipsed $6 billion of total revenue for the first time in WMG’s history
•Acceleration in Q4 Streaming Growth Driven by Release Slate and Ad-Supported Improvement
•Continued Strength in Music Publishing with Double-Digit Revenue Growth for the Quarter and Full Year
•Strong Margin Expansion Outperformed Full-Year Expectations
•Achieved Robust Full-Year Operating Cash Flow Conversion of 56% in Line with Target
For the three months ended September 30, 2023
•Total revenue increased 6%, or 5% in constant currency
•Digital revenue increased 8%, or 7% in constant currency
•Net income was $154 million versus $150 million in the prior-year quarter
•OIBDA increased 19% to $291 million versus $245 million in the prior-year quarter or 17% in constant currency
•Adjusted OIBDA increased 20% to $317 million versus $265 million in the prior-year quarter or 18% in constant currency
•Cash from operating activities decreased 17% to $338 million from $406 million in the prior-year quarter
For the twelve months ended September 30, 2023
•Total revenue increased 2%, or 4% in constant currency
•Digital revenue increased 3%, or 5% in constant currency
•Net income was $439 million versus $555 million in the prior year
•OIBDA increased 7% to $1,122 million versus $1,053 million in the prior year or 10% in constant currency
•Adjusted OIBDA increased 7% to $1,235 million versus $1,149 million in the prior year or 10% in constant currency
•Cash provided by operating activities decreased 7% to $687 million from $742 million in the prior year

NEW YORK, New York, November 16, 2023—Warner Music Group Corp. today announced its fourth-quarter and full-year financial results for the periods ended September 30, 2023.

“We delivered on our promise of second-half improvement, and reached over $6 billion in annual revenue for the first time in WMG’s history,” said Robert Kyncl, CEO, Warner Music Group. “As the music ecosystem is recognizing the value of premium content and emerging markets continue to gain traction, our industry is healthy and growing. With these tailwinds at our back, we’ve been working hard to build a WMG that will excel in the music industry of tomorrow and look forward to bringing you incredible music in 2024 from our extraordinary artists and songwriters.”

“Our performance in the quarter was underpinned by a solid release slate and momentum in our Recorded Music streaming growth,” said Bryan Castellani, CFO, Warner Music Group. “This fueled our second-half improvement which, combined with our disciplined cost management, resulted in robust Adjusted OIBDA growth and margin expansion for the full year. We are excited about the opportunities that lie ahead for WMG to capitalize on favorable industry trends and drive shareholder value through profitable growth and healthy cash flow conversion in 2024 and beyond.”

Total WMG

Total WMG Summary Results
(dollars in millions)
	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022	% Change	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2022	% Change
	(unaudited)	(unaudited)		(audited)	(audited)
Revenue	$1,586	$1,497	6%	$6,037	$5,919	2%
Recorded Music revenue	1,291	1,244	4%	4,955	4,966	—%
Music Publishing revenue	298	254	17%	1,088	958	14%
Digital revenue	1,068	989	8%	3,989	3,866	3%
Operating income	212	163	30%	790	714	11%
Adjusted operating income(1)	238	183	30%	903	810	11%
OIBDA(1)	291	245	19%	1,122	1,053	7%
Adjusted OIBDA(1)	317	265	20%	1,235	1,149	7%
Net income	154	150	3%	439	555	-21%
Adjusted net income(1)	180	170	6%	552	651	-15%
Net cash provided by operating activities	338	406	-17%	687	742	-7%
Free Cash Flow	300	368	-18%	560	607	-8%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding these measures.

	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022	% Change	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2022	% Change
	(unaudited)	(unaudited)		(audited)	(audited)
Adjusted EBITDA(1)	$340	$276	23%	$1,311	$1,196	10%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding these measures.

Fourth-Quarter Results
Revenue was up 5.9% (or 4.5% in constant currency). Digital revenue increased 8.0% (or 7.1% in constant currency), which includes the impact in the prior-year quarter of $38 million in downloads and other digital revenue from the settlement of certain copyright infringement cases (the “Copyright Settlement”). Streaming revenue increased 12.6% (or 11.6% in constant currency). Recorded Music streaming revenue increased by 9.6% (or 8.9% in constant currency). Growth in Recorded Music streaming revenue increased due to a stronger release schedule and growth in ad-supported revenue, which includes the impact of the Company’s TikTok renewal. Music Publishing streaming revenue increased by 28.4% (or 25.8% in constant currency), which includes a benefit in the quarter and the prior-year quarter of $17 million and $3 million, respectively, resulting from a ruling by the Copyright Royalty Board in Phonorecords III upholding higher percentage of revenue U.S. mechanical royalty rates (the “CRB Rate Benefit”). Revenue increases in the quarter were also driven by growth in Recorded Music licensing and physical revenue and Music Publishing mechanical, performance and synchronization revenue. Recorded Music artist services and expanded-rights revenue was lower on an as-reported basis and in constant currency. Excluding the Copyright Settlement and the CRB Rate Benefit, revenue increased 7.8% (or 6.3% in constant currency).

Operating income was $212 million compared to $163 million in the prior-year quarter. OIBDA was $291 million, compared to $245 million in the prior-year quarter, an increase of 18.8% (or 16.9% in constant currency), and OIBDA margin increased 1.9 percentage points to 18.3% from 16.4% in the prior-year quarter (the same in constant currency). The increases in operating income, OIBDA and OIBDA margin were primarily due to strong operating performance, the favorable impact of exchange rates and $9 million of savings from the previously announced restructuring plan (the “Restructuring Plan”), partially offset by revenue mix and $10 million of incremental investment in technology in the quarter and $29 million from the Copyright Settlement in the prior-year quarter.

Adjusted operating income, Adjusted OIBDA and Adjusted net income exclude expenses related to restructuring and other transformation initiatives and non-cash stock-based compensation and other related expenses in both the quarter and the prior-year quarter. In the quarter, costs associated with the departure of our previous CEO and CFO (the “Executive Transition Costs”) are also excluded from these measures. Adjusted EBITDA excludes the aforementioned items and includes expected savings resulting from transformation initiatives and the pro forma impact of certain specified transactions. See below for calculations and reconciliations of Adjusted operating income, Adjusted OIBDA, Adjusted net income and Adjusted EBITDA.

Adjusted OIBDA increased 19.6% from $265 million to $317 million (or 17.8% in constant currency) and Adjusted OIBDA margin increased 2.3 percentage points to 20.0% from 17.7% in the prior-year quarter (the same in constant currency) primarily due to the same factors affecting OIBDA. Excluding the Copyright Settlement and the CRB Rate Benefit, Adjusted OIBDA increased 33.2% (or 31.0% in constant currency) and Adjusted OIBDA margin increased 3.8 percentage points to 19.9% from 16.1% in the prior-year quarter (or increased 3.7 percentage points to 19.9% from 16.2% in constant currency). Adjusted operating income increased 30.1% from $183 million to $238 million due to the same factors affecting Adjusted OIBDA, as well as lower amortization expenses due to certain intangible assets becoming fully amortized, partially offset by higher depreciation expenses due to capital spending.

Net income was $154 million compared to $150 million in the prior-year quarter. Adjusted net income was $180 million compared to $170 million in the prior-year quarter. The increases in net income and Adjusted net income were primarily due to higher operating income in the quarter and higher unrealized losses related to certain investments in the prior-year quarter, partially offset by the unfavorable impact of exchange rates on the Company’s Euro-denominated debt and an increase in interest expense and income tax expense in the quarter.

Basic and Diluted earnings per share were $0.29 for both the Class A and Class B shareholders due to the net income attributable to the Company in the quarter of $154 million.

As of September 30, 2023, the Company reported a cash balance of $641 million, total debt of $3.964 billion and net debt (defined as total debt, net of deferred financing costs, premiums and discounts, minus cash and equivalents) of $3.323 billion.

Cash provided by operating activities decreased 17% to $338 million from $406 million in the prior-year quarter. The decrease was largely the result of timing of working capital, partially offset by higher operating performance. Capital expenditures remained the same at $38 million. Free Cash Flow, as defined below, decreased 18% to $300 million from $368 million in the prior-year quarter.

Full-Year Results
Total revenue increased 2.0% (or 3.9% in constant currency). As previously disclosed, the prior year included an additional week, primarily reflected in Recorded Music streaming revenue. Digital revenue increased 3.2% (or 4.9% in constant currency), which includes the impact in the prior year of $38 million in downloads and other digital revenue from the Copyright Settlement. Total streaming revenue increased 4.9% (or 6.7% in constant currency) driven by growth across Recorded Music and Music Publishing. Recorded Music streaming revenue increased by 2.0% (or 3.9% in constant currency), which reflects a lighter release schedule and the market-related slowdown in ad-supported revenue in the first half of the year, as well as the impact of an additional week in the prior year. Music Publishing streaming revenue increased by 21.7% (or 22.6% in constant currency), which includes the impact in the year and the prior year of $24 million and $20 million, respectively, from the CRB Rate Benefit. Revenue increases in the year were also driven by growth in Recorded Music licensing revenue and Music Publishing performance and mechanical revenue. Recorded Music physical and artist services and expanded-rights revenue and Music Publishing synchronization revenue were lower on an as-reported basis and in constant currency. Excluding the impact of an additional week in the prior year, the Copyright Settlement and the CRB Rate Benefit, revenue increased 3.9% (or 5.9% in constant currency).

Operating income was $790 million compared to $714 million in the prior year. OIBDA was $1,122 million, compared to $1,053 million in the prior year, an increase of 6.6% (or 9.6% in constant currency), and OIBDA margin increased 0.8 percentage points to 18.6% from 17.8% in the prior year (or increased 1.0 percentage point to 18.6% from 17.6% in constant currency). The increases in operating income, OIBDA and OIBDA margin were primarily due to the same factors affecting Adjusted OIBDA discussed below and $41 million of net gain on sale of the Company’s interest in certain sound recording rights, partially offset by $40 million of costs related to the Restructuring Plan, $10 million of incremental non-

cash stock-based compensation and other related expenses primarily related to the departure of our previous CEO, $7 million of the Executive Transition Costs and $2 million of technology severance costs.

Adjusted operating income, Adjusted OIBDA and Adjusted net income exclude expenses related to restructuring and other transformation initiatives and non-cash stock-based compensation and other related expenses in both the year and the prior year. In the year, the net gain on sale of the Company’s interest in certain sound recording rights and the Executive Transition Costs are also excluded from these measures. Adjusted EBITDA excludes these items and includes expected savings resulting from transformation initiatives and the pro forma impact of certain specified transactions. See below for calculations and reconciliations of Adjusted operating income, Adjusted OIBDA, Adjusted net income and Adjusted EBITDA.

Adjusted OIBDA increased 7.5% from $1,149 million to $1,235 million (or 10.3% in constant currency) and Adjusted OIBDA margin increased 1.1 percentage points to 20.5% from 19.4% in the prior year (or increased 1.2 percentage points to 20.5% from 19.3% in constant currency). The increases in Adjusted OIBDA and Adjusted OIBDA margin were primarily due to strong operating performance, the favorable impact of exchange rates and $19 million of savings from the Restructuring Plan, partially offset by revenue mix, $15 million of incremental overhead in technology in the year and the impact of an additional week, $29 million from the Copyright Settlement and the $10 million impact of the mark-to-market adjustment of an earn-out liability related to an acquisition, all in the prior year. Excluding the impact of an additional week in the prior year, the Copyright Settlement and the CRB Rate Benefit, Adjusted OIBDA increased 14.2% (or 17.3% in constant currency) and Adjusted OIBDA margin increased 1.8 percentage points to 20.4% from 18.6% in the prior year (or increased 1.9 percentage points to 20.4% from 18.5% in constant currency). Adjusted operating income increased 11.5% from $810 million to $903 million due to the same factors affecting Adjusted OIBDA, as well as lower amortization expenses due to certain intangible assets becoming fully amortized, partially offset by higher depreciation expenses due to capital spending.

Net income was $439 million compared to $555 million in the prior year. Adjusted net income was $552 million compared to $651 million in the prior year. The decreases in net income and Adjusted net income were primarily due to the unfavorable impact of exchange rates on the Company’s Euro-denominated debt, an increase in interest expense and loss on extinguishment of debt, partially offset by higher operating income in the year, a decrease in income tax expense in the year and higher realized and unrealized losses related to certain investments in the prior year.

Basic and Diluted earnings per share were $0.82 for both the Class A and Class B shareholders due to the net income attributable to the Company in the year of $439 million.

Net debt (defined as total debt, net of deferred financing costs, premiums and discounts, minus cash and equivalents) at the end of the year was $3.323 billion compared to $3.148 billion at the end of the prior year.

Cash provided by operating activities decreased 7% to $687 million from $742 million in the prior year. The change was primarily due to timing of working capital, higher cash interest payments due to higher debt balance and higher interest on variable rate debt and higher cash taxes due to lower available foreign tax credits to shield U.S. taxable income coupled with higher forecasted taxable income. Operating cash flow conversion was 56% of Adjusted OIBDA. Capital expenditures decreased 6% to $127 million from $135 million in the prior year. Free Cash Flow, as defined below, decreased 8% to $560 million from $607 million in the prior year.

Recorded Music

Recorded Music Summary Results
(dollars in millions)
	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022	% Change	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2022	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenue	$1,291	$1,244	4%	$4,955	$4,966	—%
Digital revenue	877	830	6%	3,322	3,305	1%
Operating income	234	165	42%	875	796	10%
Adjusted operating income(1)	236	172	37%	888	819	8%
OIBDA(1)	279	219	27%	1,080	1,023	6%
Adjusted OIBDA(1)	281	226	24%	1,093	1,046	4%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding these measures.

Recorded Music Revenue
(dollars in millions)

	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022	For the Three Months Ended September 30, 2022	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2022	For the Twelve Months Ended September 30, 2022
	As reported	As reported	Constant	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Digital	$877	$830	$836	$3,322	$3,305	$3,245
Physical	130	123	123	507	563	544
Total Digital and Physical	1,007	953	959	3,829	3,868	3,789
Artist services and expanded-rights	189	204	212	744	767	755
Licensing	95	87	89	382	331	323
Total Recorded Music	$1,291	$1,244	$1,260	$4,955	$4,966	$4,867

Fourth-Quarter Results
Recorded Music revenue was up 3.8% (or 2.5% in constant currency). Digital revenue was up 5.7% (or 4.9% in constant currency), which includes the impact in the prior-year quarter of $31 million in downloads and other digital revenue from the Copyright Settlement. Streaming revenue was up 9.6% (or 8.9% in constant currency). Growth in streaming revenue increased due to a stronger release schedule and growth in ad-supported revenue, which includes the impact of the Company’s TikTok renewal. Licensing revenue increased 9.2% (or 6.7% in constant currency), with growth in broadcast fees and other licensing. Physical revenue was up 5.7% (the same in constant currency) primarily due to stronger performance in the United States. Artist services and expanded-rights revenue decreased 7.4% (or 10.8% in constant currency) primarily due to lower merchandising revenue, partially offset by an increase in concert promotion revenue. Excluding the Copyright Settlement, revenue increased 6.4% (or 5.0% in constant currency). The quarter included successful releases from the Barbie soundtrack, FIFTY FIFTY, Ed Sheeran, MISAMO and Zach Bryan.

Recorded Music operating income was $234 million, up from $165 million in the prior-year quarter and operating margin was up 4.8 percentage points to 18.1% versus 13.3% in the prior-year quarter. OIBDA increased 27.4% to $279 million from $219 million in the prior-year quarter (or 26.2% in constant currency) and OIBDA margin increased 4.0 percentage points to 21.6% from 17.6% in the prior-year quarter (or increased 4.1 percentage points to 21.6% from 17.5% in constant currency). Adjusted OIBDA increased 24.3% from $226 million to $281 million (or 23.2% in constant currency) with Adjusted OIBDA margin up 3.6 percentage points to 21.8% from 18.2% in the prior-year quarter (or increased 3.7 percentage points to 21.8% from 18.1% in constant currency). The increases in OIBDA, Adjusted OIBDA, OIBDA margin and Adjusted OIBDA margin were primarily driven by strong operating performance, $9 million of savings from the Restructuring Plan and the favorable impact of exchange rates, partially offset by revenue mix and $15 million from the Copyright Settlement in the prior-year quarter. Excluding the Copyright Settlement, Adjusted OIBDA increased 33.2% (or

31.9% in constant currency) and Adjusted OIBDA margin increased 4.4 percentage points to 21.8% from 17.4% in the prior-year quarter (or increased 4.5 percentage points to 21.8% from 17.3% in constant currency).

Full-Year Results
Recorded Music revenue was down 0.2% (or up 1.8% in constant currency). Digital revenue was up 0.5% (or 2.4% in constant currency), which includes the impact in the prior year of $31 million in downloads and other digital revenue from the Copyright Settlement. Streaming revenue was up 2.0% (or 3.9% in constant currency). Adjusted for the impact of an additional week in the prior year, Recorded Music streaming revenue was up 4.0% (or 5.8% in constant currency), which reflects a lighter release schedule and the market-related slowdown in ad-supported revenue in the first half of the year. Licensing revenue increased 15.4% (or 18.3% in constant currency), which includes growth across broadcast fees, synchronization and other licensing revenue. Physical revenue was down 9.9% (or 6.8% in constant currency) primarily due to a lighter release schedule in the first half of the year. Artist services and expanded-rights revenue was down 3.0% (or 1.5% in constant currency), due to a decrease in merchandising and advertising revenue, partially offset by an increase in concert promotion revenue. Excluding the impact of an additional week in the prior year and the Copyright Settlement, revenue increased 1.9% (or 4.0% in constant currency). The year included successful releases from Ed Sheeran, Zach Bryan, Linkin Park and Dua Lipa.

Recorded Music operating income was $875 million, up from $796 million in the prior year and operating margin was up 1.7 percentage points to 17.7% versus 16.0% in the prior year. OIBDA increased 5.6% to $1,080 million from $1,023 million (or 8.5% in constant currency) in the prior year and OIBDA margin increased 1.2 percentage points to 21.8% from 20.6% in the prior year (or increased 1.4 percentage points to 21.8% from 20.4% in constant currency). Adjusted OIBDA increased 4.5% from $1,046 million to $1,093 million (or 7.4% in constant currency) with Adjusted OIBDA margin up 1.0 percentage point to 22.1% from 21.1% in the prior year (or up 1.2 percentage points to 22.1% from 20.9% in constant currency). The increases in OIBDA and OIBDA margin were primarily due to the same factors affecting Adjusted OIBDA discussed below and $41 million of net gain on sale of the Company’s interest in certain sound recording rights, partially offset by $40 million of costs related to the Restructuring Plan. The increases in Adjusted OIBDA and Adjusted OIBDA margin were primarily due to strong operating performance, the favorable impact of exchange rates and $19 million of savings from the Restructuring Plan, partially offset by revenue mix and the impact of an additional week, $15 million from the Copyright Settlement and the $10 million impact of the mark-to-market adjustment of an earn-out liability related to an acquisition, all in the prior year. Excluding the impact of an additional week in the prior year and the Copyright Settlement, Adjusted OIBDA increased 10.2% (or 13.3% in constant currency) and Adjusted OIBDA margin increased 1.7 percentage points to 22.1% from 20.4% in the prior year (or increased 1.8 percentage points to 22.1% from 20.3% in constant currency).

Music Publishing

Music Publishing Summary Results
(dollars in millions)
	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022	% Change	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2022	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenue	$298	$254	17%	$1,088	$958	14%
Digital revenue	192	159	21%	669	563	19%
Operating income	49	36	36%	200	139	44%
Adjusted operating income(1)	50	37	35%	203	141	44%
OIBDA(1)	73	59	24%	293	231	27%
Adjusted OIBDA(1)	74	60	23%	296	233	27%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding these measures.

Music Publishing Revenue
(dollars in millions)

	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022	For the Three Months Ended September 30, 2022	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2022	For the Twelve Months Ended September 30, 2022
	As reported	As reported	Constant	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance	$43	$40	$42	$173	$159	$156
Digital	192	159	162	669	563	558
Mechanical	17	13	12	63	50	48
Synchronization	41	39	40	167	172	170
Other	5	3	3	16	14	14
Total Music Publishing	$298	$254	$259	$1,088	$958	$946

Fourth-Quarter Results
Music Publishing revenue increased 17.3% (or 15.1% in constant currency). The increase was driven by growth across all revenue types. Digital revenue increased 20.8% (or 18.5% in constant currency), which includes the impact in the prior-year quarter of $7 million in downloads and other digital revenue from the Copyright Settlement. Streaming revenue increased 28.4% (or 25.8% in constant currency), reflecting the continued growth in streaming, the impact of digital deal renewals, which includes the Company’s TikTok renewal, and a $14 million quarter-over-quarter increase in the impact of the CRB Rate Benefit. Adjusted for the impact of the Copyright Settlement and the CRB Rate Benefit, digital revenue increased 17.4% (or 15.1% in constant currency) and streaming revenue increased 19.3% (or 16.9% in constant currency). Mechanical and performance revenue increased due to timing of distributions. Synchronization revenue increased primarily due to stronger performance in the United States. Excluding the Copyright Settlement and the CRB Rate Benefit, revenue increased 15.2% (or 12.9% in constant currency).

Music Publishing operating income was $49 million compared to $36 million in the prior-year quarter and operating margin increased 2.2 percentage points to 16.4% versus 14.2% in the prior-year quarter. Music Publishing OIBDA increased 23.7% to $73 million (or 19.7% in constant currency) and OIBDA margin increased 1.3 percentage points to 24.5% from 23.2% in the prior-year quarter (or increased 0.9 percentage points to 24.5% from 23.6% in constant currency). Adjusted OIBDA increased 23.3% to $74 million (or 19.4% in constant currency) and Adjusted OIBDA margin increased 1.2 percentage points to 24.8% from 23.6% in the prior-year quarter (or increased 0.9 percentage points to 24.8% from 23.9% in constant currency). The increases in operating income, OIBDA and Adjusted OIBDA were primarily due to strong operating performance and the favorable impact of exchange rates, partially offset by revenue mix. Excluding the Copyright Settlement and the CRB Rate Benefit, Adjusted OIBDA increased 20.7% (or 16.7% in constant currency) and Adjusted OIBDA margin increased 1.1 percentage points to 24.9% from 23.8% in the prior-year quarter (or increased 0.8 percentage points to 24.9% from 24.1% in constant currency).

Full-Year Results
Music Publishing revenue increased 13.6% (or 15.0% in constant currency). The increase was driven by growth in digital, performance and mechanical revenue. Digital revenue increased 18.8% (or 19.9% in constant currency), which includes the impact in the prior year of $7 million in downloads and other digital revenue from the Copyright Settlement. Streaming revenue increased 21.7% (or 22.6% in constant currency), reflecting the continued growth in streaming, the impact of digital deal renewals, which includes the Company’s TikTok renewal, a previously disclosed revenue true-up of $9 million in the year and a $4 million year-over-year increase in the impact of the CRB Rate Benefit. Performance revenue increased primarily due to continued recovery from COVID disruption in the first half of the year. Mechanical revenue increased due to a higher share of physical sales and timing of distributions. Synchronization revenue decreased due to lower commercial licensing activity, partially offset by copyright infringement settlements. Excluding the Copyright Settlement and the CRB Rate Benefit, revenue increased 14.3% (or 15.8% in constant currency).

Music Publishing operating income was $200 million compared to $139 million in the prior year and operating margin increased 3.9 percentage points to 18.4% versus 14.5% in the prior year. Music Publishing OIBDA increased 26.8% to $293 million (or 27.4% in constant currency) and OIBDA margin increased 2.8 percentage points to 26.9% from 24.1% in the prior year (or increased 2.6 percentage points to 26.9% from 24.3% in constant currency). Adjusted OIBDA increased 27.0% to $296 million (or 27.6% in constant currency) and Adjusted OIBDA margin increased 2.9 percentage points to 27.2% from 24.3% in the prior year (or increased 2.7 percentage points to 27.2% from 24.5% in constant currency). The increases in operating income, OIBDA and Adjusted OIBDA were primarily due to strong operating performance and the favorable impact of exchange rates, partially offset by revenue mix. Excluding the Copyright Settlement and the CRB Rate Benefit, Adjusted OIBDA increased 27.8% (or 28.3% in constant currency) and Adjusted OIBDA margin increased 2.9 percentage points to 27.3% from 24.4% in the prior year (or increased 2.7 percentage points to 27.3% from 24.6% in constant currency).

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group
With a legacy extending back over 200 years, Warner Music Group today is home to an unparalleled family of creative artists, songwriters, and companies that are moving culture across the globe. At the core of WMG’s Recorded Music division are four of the most iconic companies in history: Atlantic, Elektra, Parlophone and Warner Records. They are joined by renowned labels such as TenThousand Projects, 300 Entertainment, Asylum, Big Beat, Canvasback, East West, Erato, FFRR, Fueled by Ramen, Nonesuch, Reprise, Rhino, Roadrunner, Sire, Spinnin’ Records, Warner Classics and Warner Music Nashville. Warner Chappell Music - which traces its origins back to the founding of Chappell & Company in 1811 - is one of the world's leading music publishers, with a catalog of more than one million copyrights spanning every musical genre from the standards of the Great American Songbook to the biggest hits of the 21st century.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995
This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, we cannot assure you that management's expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

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Basis of Presentation
Effective for the 2023 fiscal year, the Company’s fiscal year was modified from a 52-53-week calendar, in which reporting periods ended on the last Friday of the calendar quarter, to a reporting calendar in which the reporting periods end on the last day of the calendar quarter. The Company’s fiscal year will begin on October 1 and end on September 30 of each year. Prior to the start of the 2023 fiscal year, the Company maintained a 52-53 week fiscal year ending on the last Friday in each reporting period. The fiscal year ended September 30, 2022 included 53 weeks, with the additional week falling in the fiscal quarter ended December 31, 2021. Accordingly, the results of operations for the fiscal year ended September 30, 2022 reflect 53 weeks, or 371 days, compared to 365 days for the fiscal year ended September 30, 2023.

Figure 1. Warner Music Group Corp. - Condensed Consolidated Statements of Operations, Three and Twelve Months Ended September 30, 2023 versus September 30, 2022
(dollars in millions)

	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022	% Change
	(unaudited)	(unaudited)
Revenue	$1,586	$1,497	6%
Costs and expenses:
Cost of revenue	(845)	(799)	6%
Selling, general and administrative expenses	(473)	(470)	1%
Amortization expense	(57)	(65)	-12%
Total costs and expenses	$(1,374)	$(1,334)	3%
Operating income	$212	$163	30%
Loss on extinguishment of debt	—	—	—%
Interest expense, net	(36)	(31)	16%
Other income, net	36	55	-35%
Income before income taxes	$212	$187	13%
Income tax expense	(58)	(37)	57%
Net income	$154	$150	3%
Less: Income attributable to noncontrolling interest	(2)	(2)	—%
Net income attributable to Warner Music Group Corp.	$152	$148	3%

Net income per share attributable to common stockholders:
Class A – Basic and Diluted	$0.29	$0.28
Class B – Basic and Diluted	$0.29	$0.28

	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2022	% Change
	(unaudited)	(audited)
Revenue	$6,037	$5,919	2%
Costs and expenses:
Cost of revenue	(3,177)	(3,080)	3%
Selling, general and administrative expenses	(1,826)	(1,862)	-2%
Restructuring	(40)	—	—%
Amortization expense	(245)	(263)	-7%
Total costs and expenses	$(5,288)	$(5,205)	2%
Net gain on divestiture	41	—	—%
Operating income	$790	$714	11%
Loss on extinguishment of debt	(4)	—	—%
Interest expense, net	(141)	(125)	13%
Other (expense) income, net	(36)	151	—%
Income before income taxes	$609	$740	-18%
Income tax expense	(170)	(185)	-8%
Net income	$439	$555	-21%
Less: Income attributable to noncontrolling interest	(9)	(4)	—%
Net income attributable to Warner Music Group Corp.	$430	$551	-22%

Net income per share attributable to common stockholders:
Class A – Basic and Diluted	$0.82	$1.06
Class B – Basic and Diluted	$0.82	$1.06

Figure 2. Warner Music Group Corp. - Condensed Consolidated Balance Sheets at September 30, 2023 versus September 30, 2022
(dollars in millions)

	September 30, 2023	September 30, 2022	% Change
	(unaudited)
Assets
Current assets:
Cash and equivalents	$641	$584	10%
Accounts receivable, net	1,120	984	14%
Inventories	126	108	17%
Royalty advances expected to be recouped within one year	413	372	11%
Prepaid and other current assets	102	91	12%
Total current assets	$2,402	$2,139	12%
Royalty advances expected to be recouped after one year	688	503	37%
Property, plant and equipment, net	458	415	10%
Operating lease right-of-use assets, net	245	226	8%
Goodwill	1,993	1,920	4%
Intangible assets subject to amortization, net	2,353	2,239	5%
Intangible assets not subject to amortization	149	145	3%
Deferred tax assets, net	32	29	10%
Other assets	225	212	6%
Total assets	$8,545	$7,828	9%
Liabilities and Equity
Current liabilities:
Accounts payable	$300	$268	12%
Accrued royalties	2,219	1,918	16%
Accrued liabilities	533	457	17%
Accrued interest	18	17	6%
Operating lease liabilities, current	41	40	3%
Deferred revenue	371	423	-12%
Other current liabilities	57	245	-77%
Total current liabilities	$3,539	$3,368	5%
Long-term debt	3,964	3,732	6%
Operating lease liabilities, noncurrent	255	241	6%
Deferred tax liabilities, net	216	220	-2%
Other noncurrent liabilities	141	99	42%
Total liabilities	$8,115	$7,660	6%
Equity:
Class A common stock	$—	$—	—%
Class B common stock	1	1	—%
Additional paid-in capital	2,015	1,975	2%
Accumulated deficit	(1,387)	(1,477)	-6%
Accumulated other comprehensive loss, net	(322)	(347)	-7%
Total Warner Music Group Corp. equity	$307	$152	—%
Noncontrolling interest	123	16	—%
Total equity	430	168	—%
Total liabilities and equity	$8,545	$7,828	9%

Figure 3. Warner Music Group Corp. - Summarized Statements of Cash Flows, Three and Twelve Months Ended September 30, 2023 versus September 30, 2022
(dollars in millions)

	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022
	(unaudited)	(unaudited)
Net cash provided by operating activities	$338	$406
Net cash used in investing activities	(196)	(61)
Net cash used in financing activities	(92)	(92)
Effect of foreign currency exchange rates on cash and equivalents	(9)	(14)
Net increase in cash and equivalents	$41	$239

	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2022
	(unaudited)	(audited)
Net cash provided by operating activities	$687	$742
Net cash used in investing activities	(300)	(824)
Net cash (used in) provided by financing activities	(325)	188
Effect of foreign currency exchange rates on cash and equivalents	(5)	(21)
Net increase in cash and equivalents	$57	$85

Figure 4. Warner Music Group Corp. - Digital Revenue Summary, Three and Twelve Months Ended September 30, 2023 versus September 30, 2022
(dollars in millions)

	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022	% Change
	(unaudited)	(unaudited)
Recorded Music
Streaming	$848	$774	10%
Downloads and Other Digital	29	56	-48%
Total Recorded Music Digital Revenue	$877	$830	6%

Music Publishing
Streaming	$190	$148	28%
Downloads and Other Digital	2	11	-82%
Total Music Publishing Digital Revenue	$192	$159	21%

Consolidated
Streaming	$1,038	$922	13%
Downloads and Other Digital	31	67	-54%
Intersegment Eliminations	(1)	—	—%
Total Digital Revenue	$1,068	$989	8%

	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2022	% Change
	(unaudited)	(unaudited)
Recorded Music
Streaming	$3,223	$3,159	2%
Downloads and Other Digital	99	146	-32%
Total Recorded Music Digital Revenue	$3,322	$3,305	1%

Music Publishing
Streaming	$656	$539	22%
Downloads and Other Digital	13	24	-46%
Total Music Publishing Digital Revenue	$669	$563	19%

Consolidated
Streaming	$3,879	$3,698	5%
Downloads and Other Digital	112	170	-34%
Intersegment Eliminations	(2)	(2)	—%
Total Digital Revenue	$3,989	$3,866	3%

Supplemental Disclosures Regarding Non-GAAP Financial Measures
We evaluate our operating performance based on several factors, including the following non-GAAP financial measures:

OIBDA
OIBDA reflects our operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets. We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses and believe the presentation of OIBDA helps improve the ability to understand our operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance reported in accordance with U.S. GAAP. In addition, OIBDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies.

Figure 5. Warner Music Group Corp. - Reconciliation of Net Income to OIBDA, Three and Twelve Months Ended September 30, 2023 versus September 30, 2022
(dollars in millions)

	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022	% Change
	(unaudited)	(unaudited)
Net income attributable to Warner Music Group Corp.	$152	$148	3%
Income attributable to noncontrolling interest	2	2	—%
Net income	$154	$150	3%
Income tax expense	58	37	57%
Income including income taxes	$212	$187	13%
Other income, net	(36)	(55)	-35%
Interest expense, net	36	31	16%
Loss on extinguishment of debt	—	—	—%
Operating income	$212	$163	30%
Amortization expense	57	65	-12%
Depreciation expense	22	17	29%
OIBDA	$291	$245	19%
Operating income margin	13.4%	10.9%
OIBDA margin	18.3%	16.4%

	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2022	% Change
	(unaudited)	(unaudited)
Net income attributable to Warner Music Group Corp.	$430	$551	-22%
Income attributable to noncontrolling interest	9	4	—%
Net income	$439	$555	-21%
Income tax expense	170	185	-8%
Income including income taxes	$609	$740	-18%
Other expense (income), net	36	(151)	—%
Interest expense, net	141	125	13%
Loss on extinguishment of debt	4	—	—%
Operating income	$790	$714	11%
Amortization expense	245	263	-7%
Depreciation expense	87	76	14%
OIBDA	$1,122	$1,053	7%
Operating income margin	13.1%	12.1%
OIBDA margin	18.6%	17.8%

Figure 6. Warner Music Group Corp. - Reconciliation of Segment Operating Income to OIBDA, Three and Twelve Months Ended September 30, 2023 versus September 30, 2022
(dollars in millions)

	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022	% Change
	(unaudited)	(unaudited)
Total WMG operating income – GAAP	$212	$163	30%
Depreciation and amortization expense	(79)	(82)	-4%
Total WMG OIBDA	$291	$245	19%
Operating income margin	13.4%	10.9%
OIBDA margin	18.3%	16.4%

Recorded Music operating income – GAAP	$234	$165	42%
Depreciation and amortization expense	(45)	(54)	-17%
Recorded Music OIBDA	$279	$219	27%
Recorded Music operating income margin	18.1%	13.3%
Recorded Music OIBDA margin	21.6%	17.6%

Music Publishing operating income – GAAP	$49	$36	36%
Depreciation and amortization expense	(24)	(23)	4%
Music Publishing OIBDA	$73	$59	24%
Music Publishing operating income margin	16.4%	14.2%
Music Publishing OIBDA margin	24.5%	23.2%

	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2022	% Change
	(unaudited)	(unaudited)
Total WMG operating income – GAAP	$790	$714	11%
Depreciation and amortization expense	(332)	(339)	-2%
Total WMG OIBDA	$1,122	$1,053	7%
Operating income margin	13.1%	12.1%
OIBDA margin	18.6%	17.8%

Recorded Music operating income – GAAP	$875	$796	10%
Depreciation and amortization expense	(205)	(227)	-10%
Recorded Music OIBDA	$1,080	$1,023	6%
Recorded Music operating income margin	17.7%	16.0%
Recorded Music OIBDA margin	21.8%	20.6%

Music Publishing operating income – GAAP	$200	$139	44%
Depreciation and amortization expense	(93)	(92)	1%
Music Publishing OIBDA	$293	$231	27%
Music Publishing operating income margin	18.4%	14.5%
Music Publishing OIBDA margin	26.9%	24.1%

Adjusted Operating Income (Loss), Adjusted OIBDA and Adjusted Net Income (Loss)
Adjusted operating income (loss), Adjusted OIBDA and Adjusted net income (loss) is operating income (loss), OIBDA and net income (loss), respectively, adjusted to exclude the impact of certain items that affect comparability. Factors affecting period-to-period comparability of the unadjusted measures in the quarter included the items listed in Figure 7 below. We use Adjusted operating income (loss), Adjusted OIBDA and Adjusted net income (loss) to evaluate our actual operating performance. We believe that the adjusted results provide relevant and useful information for investors because they clarify our actual operating performance, make it easier to compare our results with those of other companies in our industry and allow investors to review performance in the same way as our management. Since these are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation of, or as a substitute for, operating income (loss), OIBDA and net income (loss) as indicators of operating performance, and they may not be comparable to similarly titled measures employed by other companies.

Figure 7. Warner Music Group Corp. - Reconciliation of Reported to Adjusted Results, Three and Twelve Months Ended September 30, 2023 versus September 30, 2022
(dollars in millions)

For the Three Months Ended September 30, 2023
	Total WMG Operating Income	Recorded Music Operating Income	Music Publishing Operating Income	Total WMG OIBDA	Recorded Music OIBDA	Music Publishing OIBDA	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reported Results	$212	$234	$49	$291	$279	$73	$154
Factors Affecting Comparability:
Restructuring and Other Transformation Related Costs	15	(1)	—	15	(1)	—	15
Executive Transition Costs	3	—	—	3	—	—	3
Non-Cash Stock-Based Compensation and Other Related Costs	8	3	1	8	3	1	8
Adjusted Results	$238	$236	$50	$317	$281	$74	$180

Adjusted Margin	15.0%	18.3%	16.8%	20.0%	21.8%	24.8%

For the Three Months Ended September 30, 2022
	Total WMG Operating Income	Recorded Music Operating Income	Music Publishing Operating Income	Total WMG OIBDA	Recorded Music OIBDA	Music Publishing OIBDA	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reported Results	$163	$165	$36	$245	$219	$59	$150
Factors Affecting Comparability:
Restructuring and Other Transformation Related Costs	15	4	—	15	4	—	15
Non-Cash Stock-Based Compensation and Other Related Costs	5	3	1	5	3	1	5
Adjusted Results	$183	$172	$37	$265	$226	$60	$170

Adjusted Margin	12.2%	13.8%	14.6%	17.7%	18.2%	23.6%

For the Twelve Months Ended September 30, 2023
	Total WMG Operating Income	Recorded Music Operating Income	Music Publishing Operating Income	Total WMG OIBDA	Recorded Music OIBDA	Music Publishing OIBDA	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reported Results	$790	$875	$200	$1,122	$1,080	$293	$439
Factors Affecting Comparability:
Restructuring and Other Transformation Related Costs	95	40	—	95	40	—	95
Executive Transition Costs	7	—	—	7	—	—	7
Gain on Divestiture	(41)	(41)	—	(41)	(41)	—	(41)
Non-Cash Stock-Based Compensation and Other Related Costs	52	14	3	52	14	3	52
Adjusted Results	$903	$888	$203	$1,235	$1,093	$296	$552

Adjusted Margin	15.0%	17.9%	18.7%	20.5%	22.1%	27.2%

For the Twelve Months Ended September 30, 2022
	Total WMG Operating Income	Recorded Music Operating Income	Music Publishing Operating Income	Total WMG OIBDA	Recorded Music OIBDA	Music Publishing OIBDA	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reported Results	$714	$796	$139	$1,053	$1,023	$231	$555
Factors Affecting Comparability:
Restructuring and Other Transformation Related Costs	54	8	—	54	8	—	54
Non-Cash Stock-Based Compensation and Other Related Costs	42	15	2	42	15	2	42
Adjusted Results	$810	$819	$141	$1,149	$1,046	$233	$651

Adjusted Margin	13.7%	16.5%	14.7%	19.4%	21.1%	24.3%

Constant Currency
Because exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of revenue on a constant-currency basis in addition to reported revenue helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We use results on a constant-currency basis as one measure to evaluate our performance. We calculate constant-currency results by applying current-year foreign currency exchange rates to prior-year results. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the impact of exchange rates on our revenue. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with U.S. GAAP.

Figure 8. Warner Music Group Corp. - Revenue by Geography and Segment, Three and Twelve Months Ended September 30, 2023 versus September 30, 2022 As Reported and Constant Currency
(dollars in millions)

	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022	For the Three Months Ended September 30, 2022	% Change
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
U.S. revenue
Recorded Music	$566	$590	$590	-4%
Music Publishing	167	144	144	16%
International revenue
Recorded Music	725	654	670	8%
Music Publishing	131	110	115	14%
Intersegment eliminations	(3)	(1)	(2)	50%
Total Revenue	$1,586	$1,497	$1,517	5%

Revenue by Segment:
Recorded Music
Digital	$877	$830	$836	5%
Physical	130	123	123	6%
Total Digital and Physical	1,007	953	959	5%
Artist services and expanded-rights	189	204	212	-11%
Licensing	95	87	89	7%
Total Recorded Music	1,291	1,244	1,260	2%
Music Publishing
Performance	43	40	42	2%
Digital	192	159	162	19%
Mechanical	17	13	12	42%
Synchronization	41	39	40	3%
Other	5	3	3	67%
Total Music Publishing	298	254	259	15%
Intersegment eliminations	(3)	(1)	(2)	50%
Total Revenue	$1,586	$1,497	$1,517	5%

Total Digital Revenue	$1,068	$989	$997	7%

	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2022	For the Twelve Months Ended September 30, 2022	% Change
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
U.S. revenue
Recorded Music	$2,184	$2,231	$2,231	-2%
Music Publishing	582	513	513	13%
International revenue
Recorded Music	2,771	2,735	2,636	5%
Music Publishing	506	445	433	17%
Intersegment eliminations	(6)	(5)	(5)	20%
Total Revenue	$6,037	$5,919	$5,808	4%

Revenue by Segment:
Recorded Music
Digital	$3,322	$3,305	$3,245	2%
Physical	507	563	544	-7%
Total Digital and Physical	3,829	3,868	3,789	1%
Artist services and expanded-rights	744	767	755	-1%
Licensing	382	331	323	18%
Total Recorded Music	4,955	4,966	4,867	2%
Music Publishing
Performance	173	159	156	11%
Digital	669	563	558	20%
Mechanical	63	50	48	31%
Synchronization	167	172	170	-2%
Other	16	14	14	14%
Total Music Publishing	1,088	958	946	15%
Intersegment eliminations	(6)	(5)	(5)	20%
Total Revenue	$6,037	$5,919	$5,808	4%

Total Digital Revenue	$3,989	$3,866	$3,801	5%

Figure 9. Warner Music Group Corp. - OIBDA and Adjusted OIBDA by Segment, Three and Twelve Months Ended September 30, 2023 versus September 30, 2022 As Reported and Constant Currency
(dollars in millions)

	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022	For the Three Months Ended September 30, 2022	% Change
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total WMG OIBDA	$291	$245	$249	17%
OIBDA margin	18.3%	16.4%	16.4%
Total WMG Adjusted OIBDA	$317	$265	$269	18%
Adjusted OIBDA margin	20.0%	17.7%	17.7%

Recorded Music OIBDA	$279	$219	$221	26%
Recorded Music OIBDA margin	21.6%	17.6%	17.5%
Recorded Music Adjusted OIBDA	$281	$226	$228	23%
Recorded Music Adjusted OIBDA margin	21.8%	18.2%	18.1%

Music Publishing OIBDA	$73	$59	$61	20%
Music Publishing OIBDA margin	24.5%	23.2%	23.6%
Music Publishing Adjusted OIBDA	$74	$60	$62	19%
Music Publishing Adjusted OIBDA margin	24.8%	23.6%	23.9%

	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2022	For the Twelve Months Ended September 30, 2022	% Change
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total WMG OIBDA	$1,122	$1,053	$1,024	10%
OIBDA margin	18.6%	17.8%	17.6%
Total WMG Adjusted OIBDA	$1,235	$1,149	$1,120	10%
Adjusted OIBDA margin	20.5%	19.4%	19.3%

Recorded Music OIBDA	$1,080	$1,023	$995	9%
Recorded Music OIBDA margin	21.8%	20.6%	20.4%
Recorded Music Adjusted OIBDA	$1,093	$1,046	$1,018	7%
Recorded Music Adjusted OIBDA margin	22.1%	21.1%	20.9%

Music Publishing OIBDA	$293	$231	$230	27%
Music Publishing OIBDA margin	26.9%	24.1%	24.3%
Music Publishing Adjusted OIBDA	$296	$233	$232	28%
Music Publishing Adjusted OIBDA margin	27.2%	24.3%	24.5%

Free Cash Flow
Our definition of Free Cash Flow is defined as cash flow provided by operating activities less capital expenditures. We use Free Cash Flow, among other measures, to evaluate our operating performance. Management believes Free Cash Flow provides investors with an important perspective on the cash available to fund our debt service requirements, ongoing working capital requirements, capital expenditure requirements, strategic acquisitions and investments, and any dividends, prepayments of debt or repurchases or retirement of our outstanding debt or notes in open market purchases, privately negotiated purchases, any repurchases of our common stock or otherwise. As a result, Free Cash Flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method management uses.

Free Cash Flow is not a measure of performance calculated in accordance with U.S. GAAP and therefore it should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free Cash Flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Because Free Cash Flow deducts capital expenditures from “net cash provided by operating activities” (the most directly comparable U.S. GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of Free Cash Flow to the most directly comparable amount reported under U.S. GAAP, which is “net cash provided by operating activities.”

Figure 10. Warner Music Group Corp. - Calculation of Free Cash Flow, Three and Twelve Months Ended September 30, 2023 versus September 30, 2022
(dollars in millions)

	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022
	(unaudited)	(unaudited)
Net cash provided by operating activities	$338	$406
Less: Capital expenditures	38	38

Free Cash Flow	$300	$368

	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2022
	(unaudited)	(unaudited)
Net cash provided by operating activities	$687	$742
Less: Capital expenditures	127	135

Free Cash Flow	$560	$607

Adjusted EBITDA
Adjusted EBITDA is equivalent to “EBITDA” as defined in our Revolving Credit Facility and our 2020 indenture and substantially similar to “EBITDA” as defined under our Senior Term Loan Facility, respectively. Adjusted EBITDA differs from the term “EBITDA” as it is commonly used. The definition of Adjusted EBITDA, in addition to adjusting net income to exclude interest expense, income taxes, and depreciation and amortization, also adjusts net income by excluding items or expenses such as, among other items, (1) the amount of any restructuring charges or reserves; (2) any non-cash charges (including any impairment charges); (3) any net loss resulting from hedging currency exchange risks; (4) business optimization expenses (including consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement); (5) transaction expenses; (6) equity-based compensation expense; and (7) certain extraordinary, unusual or non-recurring items. The definition of EBITDA under the Revolving Credit Facility also includes adjustments for the pro forma impact of certain projected cost savings, operating expense reductions and synergies and any quality of earnings analysis prepared by independent certified public accountants in connection with an acquisition, merger, consolidation or other investment.

Adjusted EBITDA is a key measure used by our management to understand and evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of those limitations include: (1) it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue for our business; (2) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on our indebtedness; and (3) it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments. In particular, this measure adds back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income; however, these are expenses that may recur, vary greatly and are difficult to predict. In addition, Adjusted EBITDA is not the same as net income or cash flow provided by operating activities as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Accordingly, Adjusted EBITDA should be considered in addition to, not as a substitute for, net income (loss) and other measures of financial performance reported in accordance with U.S. GAAP.

Figure 11. Warner Music Group Corp. - Reconciliation of Net Income to Adjusted EBITDA, Three and Twelve Months Ended September 30, 2023 versus September 30, 2022
(dollars in millions)

	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022	For the Twelve Months Ended September 30, 2023	For the Twelve Months Ended September 30, 2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Income	$154	$150	$439	$555
Income tax expense	58	37	170	185
Interest expense, net	36	31	141	125
Depreciation and amortization	79	82	332	339
Loss on extinguishment of debt (a)	—	—	4	—
Net (gains) losses on divestitures and sale of securities (b)	—	—	(42)	9
Restructuring costs (c)	9	11	58	22
Net foreign exchange (gains) losses (d)	(37)	(67)	43	(195)
Transaction costs (e)	3	—	3	8
Business optimization expenses (f)	24	11	68	54
Non-cash stock-based compensation expense (g)	8	5	49	39
Other non-cash charges (h)	(1)	11	—	23
Pro forma impact of cost savings initiatives and specified transactions (i)	7	5	46	32
Adjusted EBITDA	$340	$276	$1,311	$1,196
______________________________________
(a)Reflects loss on extinguishment of debt, primarily including tender fees and unamortized deferred financing costs.
(b)Reflects net losses (gains) on sale of securities and divestitures.
(c)Reflects severance costs and other restructuring related expenses.
(d)Reflects unrealized losses (gains) due to foreign exchange on our Euro-denominated debt, losses (gains) from hedging activities and intercompany transactions.
(e)Reflects mainly transaction related costs.
(f)Reflects costs associated with our transformation initiatives and IT system updates, which includes costs of $14 million and $48 million related to our finance transformation and other related costs for the three and twelve months ended September 30, 2023, respectively, as well as $9 million and $40 million for the three and twelve months ended September 30, 2022, respectively.
(g)Reflects non-cash stock-based compensation expense related to the Omnibus Incentive Plan and the Warner Music Group Corp. Senior Management Free Cash Flow Plan.
(h)Reflects non-cash activity, including the unrealized losses (gains) on the mark-to-market adjustment of equity investments, investment losses (gains), mark-to-market adjustments of an earn-out liability in 2022 and other non-cash impairments.
(i)Reflects expected savings resulting from transformation initiatives and the pro forma impact of certain specified transactions for the three and twelve months ended September 30, 2023. Certain of these cost savings initiatives and transactions impacted quarters prior to the quarter during which they were identified within the last twelve-month period. The pro forma impact of these specified transactions and initiatives resulted in a $2 million increase in the twelve months ended September 30, 2023 Adjusted EBITDA.

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James Steven	Kareem Chin
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